Exhibit 99.1

ITG Releases March 2018 U.S. Trading Volumes and Provides International Trading Commission Update

NEW YORK, April 9, 2018 — ITG (NYSE: ITG), a leading independent broker and financial technology provider, today announced that March 2018 U.S. trading volume was 2.9 billion shares and average daily volume (ADV) was 136 million shares, compared to 2.7 billion shares and ADV of 144 million shares in February 2018 and 3.7 billion shares and ADV of 159 million shares in March 2017. There were 21 trading days in March 2018, 19 trading days in February 2018 and 23 trading days in March 2017.

ITG U.S. Trading Activity

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double-counted) and average trade size for the POSIT® crossing network and POSIT Alert.

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	Average POSIT Alert Trade Size	Avg. POSIT Alert Trade Size Ex- Algos*

March 2018	21	2,864,163,349	136,388,731	47,910,438	270	11,004,457	22,102	37,220

YTD 2018	61	8,383,476,619	137,434,043	52,693,734	277	13,657,525	22,492	36,850

*Excluding shares crossed through POSIT Alert from ITG algorithms

ITG’s average revenue capture per share in March 2018 was lower than the average in the fourth quarter of 2017, due in part to increased trading activity associated with lower-rate index rebalancing.

International Trading Activity

The average daily trading commissions in March 2018 in ITG’s Canadian, European and Asia Pacific businesses were up approximately 4% in U.S. dollar terms on a combined basis as compared to the fourth quarter of 2017 and were up approximately 14% as compared to March 2017. On a blended international basis, there were approximately 21 trading days in March 2018 and 23 days in March 2017.

These statistics are preliminary and may be revised in subsequent updates and public filings. Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

The international daily trading commissions noted above are gross of amounts deferred for commission revenues attributable to bundled arrangements for Analytics products. These deferrals are in accordance with new accounting rules, effective January 2018.

About ITG

Investment Technology Group (NYSE: ITG) is a global financial technology company that helps leading brokers and asset managers improve returns for investors around the world. We empower traders to reduce the end-to-end cost of implementing investments via liquidity, execution, analytics and workflow technology solutions. ITG has offices in Asia Pacific, Europe and North America and offers execution services in more than 50 countries. Please visit www.itg.com for more information.

ITG Investor/Media Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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